UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                             Commission File Number:

                           NOTIFICATION OF LATE FILING


 (Check One): [ ] Form 10-K   [X] Form 11-K   [ ] Form 20-F   [ ] Form 10-Q and
              Form 10-QSB   [ ] Form N-SAR

For Period Ended: December 31, 2003
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                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                       For the Transition Period Ended: N/A

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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                          PART I-REGISTRANT INFORMATION
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Full Name of Registrant:

                                   Celanese AG
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Former name if applicable

                                       N/A
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Address of principal executive office (STREET AND NUMBER)

                             Frankfurterstrasse 111
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City, state and zip code

                           D-61476 Kronberg im Taunus
                                     Germany

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                        PART II-RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or
    [x] transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                               PART III-NARRATIVE
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

On January 31, 2003, State Street Corporation acquired a substantial part of Deutsche Bank AG's Global Securities Services businesses, which resulted in a change in the Trustee of the Celanese Americas Corporation Retirement Savings Plan (the "Plan") from Deutsche Bank Trust Company Americas to State Street Bank and Trust Company on June 1, 2003. Due to the transition from Deutsche Bank, State Street has been unable to provide a sufficiently detailed and reconciled ERISA 5500 report relating to the Plan. A letter from State Street Bank and Trust Company concurring in this statement is attached hereto as an exhibit.

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                            PART IV-OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification

Julie K. Chapin, Esq.                                  (908) 522-7811
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(Name) (Area Code)                                    (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                              [x] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              [ ] Yes [x] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                CELANESE AG
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                (Name of Registrant as specified in charter)
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2004                           By: /s/ Michael E. Grom
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                                              Name: Michael E. Grom
                                              Title: Vice President & Controller


                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).